RESIGNATION
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         I, Ryan A. Neely, hereby tender and submit my resignation as President,

Secretary and a director of JPAL,  Inc., a Nevada corporation; such resignation to be effective immediately this 25th day of June 2001.


                                    /s/ Ryan A. Neely
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                                    Ryan A. Neely